Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90426 and 333-130880 on Form S-3 and Registration Statement Nos. 333-27501, 333-31065, 333-67155, 033-63793, 333-86223, 333-31162, 333-62378, 333-60616, 333-107081 and 333-134130 of Pinnacle Entertainment, Inc. on Form S-8 of our report dated March 15, 2006 (January 4, 2007 as to the effects of discontinued operations discussed in Notes 1 and 5), relating to the financial statements of Pinnacle Entertainment, Inc. appearing in this Current Report on Form 8-K of Pinnacle Entertainment, Inc. dated January 4, 2007.

/s/  DELOITTE & TOUCHE LLP

Las Vegas, Nevada

January 4, 2007